Exhibit 99

NEWS RELEASE	CONTACT:	Warren W. Heidbreder

FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: April 18, 2006	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 1st QUARTER EPS
FROM CONTINUING OPERATIONS OF $0.19
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

    (Numbers in Millions, Except Per Share Data)

	Q1 2006	Q1 2005
Net sales	$212.4	$189.8
Earnings from continuing operations	$3.8*	$6.0
Diluted EPS from continuing operations	$0.19*	$0.30

    *Before loss from discontinued operations of $16.4 million, or $0.83 per diluted share.

MUSCATINE, IOWA, April 18, 2006 – Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net sales for first quarter 2006 of $212.4 million, an increase of twelve percent, compared to consolidated net sales of $189.8 million in first quarter 2005.

Consolidated earnings from continuing operations were $3.8 million, or $0.19 per diluted share, for first quarter 2006, compared to first quarter 2005 consolidated net earnings of $6.0 million, or $0.30 per diluted share. During the first quarter of 2006 Bandag recorded the previously announced deferred loss on the sale of its business in South Africa. Bandag recorded a net loss on discontinued operations of $16.4 million, or $0.83 per diluted share, resulting in a consolidated net loss of $12.6 million, or $0.64 per diluted share.

In announcing first quarter 2006 results, Martin G. Carver, Bandag’s Chairman of the Board and Chief Executive Officer, said, “First quarter sales results showed progress, despite intensifying competitive climates. As expected, margins continued to experience pressure from higher raw material costs. Modest increases in tread volume in the North American and European business units were offset by declines in the International business unit. Sales of Tire Distribution Systems, Inc. (TDS), Bandag’s tire distribution subsidiary, grew approximately 30%, which reflects increased unit sales as well as price increases.”

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 – Url www.bandag.com

Financial Highlights

•	Factors that affected consolidated net sales for first quarter 2006 were:
•	North American business unit volume increased one percent and net sales increased ten percent as compared to first quarter 2005. Net sales were positively impacted by price increases in May 2005 and January 2006.
•	European business unit volume increased nine percent and net sales increased one percent. Net sales were negatively impacted by approximately $2.2 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
•	International business unit volume decreased seventeen percent and net sales decreased eight percent. Unit volume and net sales were negatively impacted by 13% and 17%, respectively, due to the divestiture of South Africa. Net sales were positively impacted by price increases and by approximately $2.9 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
•	TDS net sales increased $9.8 million, or 30%, from the prior year period. Net sales were positively impacted by increased unit sales and higher prices.
•	Speedco sales increased $6.0 million compared to the prior year period. Same store lube sales increased $2.8 million, or 16%, and same store tire sales increased $0.4 million, or, 93%. Same store revenue is comprised of locations that have operated for twelve full months. As of March 31, 2006 same store lube sales included 33 locations and same store tire sales included seven locations. Speedco had 39 locations, 27 with tire service capabilities, as of March 31, 2006, compared to 33 locations, eight with tire service capabilities, for the same period last year.

•	First quarter 2006 consolidated gross margin declined by 3.3 percentage points. Speedco’s gross margin declined 4.3 percentage points, primarily due to expenses associated with the start-up of new stores and the addition of tire lanes to existing stores. Traditional business gross margin declined 3.7 percentage points, primarily due to higher raw material costs. North American business unit gross margin declined 4.1 percentage points.

•	Consolidated operating and other expenses for first quarter 2006 were $7.8 million, or fourteen percent higher than the prior year period. Speedco operating and other expenses increased $2.9 million, primarily related to the additional stores and tire lanes.

•	Consolidated interest income increased $0.6 million for first quarter 2006 due to an increase in interest rates.

•	Capital expenditures were $22.7 million through March 31, 2006, compared to $8.9 million for the same period last year. The increase in capital expenditures is primarily due to expenditures made by Speedco for new facilities and expansions of tire lanes at existing facilities.

Bandag also reported that John C. McErlane, Vice President and President of TDS, was elected to the position of Vice President, North America. In that capacity, Mr. McErlane will report directly to Chief Executive Officer Martin G. Carver and will have responsibility for both the North American business unit and TDS. In addition, Mark A. Winkler was elected to the new position of Vice President, Vehicle Services. Mr. Winkler will be responsible for all vehicle services and will report directly to Mr. Carver. Mr. Winkler has been employed in various management capacities by Bandag since 1991. Bandag also made other changes in management reporting obligations and responsibilities.

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Outlook

Commenting on the outlook in 2006, Mr. Carver said, “Globally, the intensifying competitive environment demands that we manage our business ever more closely to continue delivering value-added services to our dealers and fleets in major markets, and that is precisely what we are doing. We are confident that together TDS’ solid operating performance, continued Speedco expansion and the underlying strength in trucking markets around the world provide a platform for continued Bandag progress in 2006.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	First Quarter Ended March 31,
Consolidated Statements of Earnings	2006	2005
Income
Net sales	$212,355	$189,756
Other	4,556	2,061

	216,911	191,817
Costs and expenses
Cost of products sold	147,761	125,746
Operating & other expenses	65,179	57,396

	212,940	183,142
Income from operations	3,971	8,675
Interest income	2,454	1,813
Interest expense	(314)	(456)

Earnings before income taxes, minority interest and discontinued operations	6,111	10,032
Income taxes	2,513	4,193
Minority interest	(180)	(123)

Earnings from continuing operations	3,778	5,962
Net loss on discontinued operations	(16,356)	--

Net earnings (loss)	$(12,578)	$5,962

Basic earnings (loss) per share
Earnings from continuing operations	$0.20	$0.31
Net loss on discontinued operations	(0.85)	--

Net earnings (loss)	$(0.65)	$0.31

Diluted earnings (loss) per share
Earnings from continuing operations	$0.19	$0.30
Net loss on discontinued operations	(0.83)	--

Net earnings (loss)	$(0.64)	$0.30

Weighted average shares outstanding
Basic	19,324	19,392
Diluted	19,571	19,707
	First Quarter Ended March 31,
Segment Information	2006	2005
Net Sales
Traditional Business
North America	$100,100	$91,270
Europe	19,522	19,389
International	26,679	28,869
TDS	42,475	32,677
Speedco	23,579	17,551

Total net sales	$212,355	$189,756

Segment Operating Profit (Loss)
Traditional Business
North America	$4,207	$8,605
Europe	801	921
International	3,248	3,439
TDS	(26)	(1,097)
Speedco	(996)	799
Corporate expenses & other	(3,263)	(3,992)
Net interest income	2,140	1,357

Earnings before income taxes and minority interest	$6,111	$10,032

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Mar. 31, 2006	Dec. 31, 2005
Assets:
Cash and cash equivalents	$75,239	$97,071
Investments	64,900	60,150
Accounts receivable - net	149,015	174,017
Inventories	85,515	84,668
Other current assets	58,161	59,960

Total current assets	432,830	475,866
Property, plant, and equipment - net	225,143	209,640
Other assets	75,983	69,531

Total assets	$733,956	$755,037

Liabilities & shareholders' equity:
Accounts payable	$39,812	$45,794
Income taxes payable	1,789	2,477
Accrued liabilities	91,083	100,647
Short-term notes payable and current portion of other obligations	12,820	15,351

Total current liabilities	145,504	164,269
Long-term debt and other obligations	23,512	24,061
Deferred income tax liabilities	5,853	4,771
Minority interest	1,672	2,779
Shareholders' equity
Common stock	19,472	19,436
Additional paid-in capital	39,928	37,191
Retained earnings	509,419	529,372
Accumulated other comprehensive loss	(11,404)	(26,842)

Total shareholders' equity	557,415	559,157

Total liabilities & shareholders' equity	$733,956	$755,037

	Three Months Ended March 31,
Condensed Consolidated Statements of Cash Flows	2006	2005
Operating Activities
Net earnings (loss)	$(12,578)	$5,962
Provision for depreciation	6,653	6,482
Decrease in operating assets and liabilities - net	12,597	5,157

Net cash provided by operating activities	6,672	17,601
Investing Activities
Additions to property, plant and equipment	(22,677)	(8,893)
Purchases of investments - net	(4,750)	(7,150)
Payments for acquisitions of businesses	(7,997)	--
Proceeds from divestiture of businesses	460	2,251
Non-cash translation adjustment due to sale of South Africa	14,212	--

Net cash used in investing activities	(20,752)	(13,792)

Financing Activities
Principal payments on short-term notes payable and other long-term liabilities	(1,468)	(1,886)
Cash dividends	(6,515)	(6,418)
Purchases of common stock	(946)	(481)
Stock options exercised	1,181	699

Net cash used in financing activities	(7,748)	(8,086)
Effect of exchange rate changes on cash and cash equivalents	(4)	262

Decrease in cash and cash equivalents	(21,832)	(4,015)
Cash and cash equivalents at beginning of year	97,071	66,646

Cash and cash equivalents at end of period	$75,239	$62,631

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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